Exhibit 99

American Greetings Corporation Announces Amendment and

Extension of Exchange Offer for 7.00% Convertible Subordinated Notes due July 15, 2006

CLEVELAND, May 12, 2006 — American Greetings Corporation (NYSE: AM) announced today that it has amended its offer to exchange up to $175 million in aggregate principal amount of new 7.00% Convertible Subordinated Notes due July 15, 2006 (“new notes”) for all of its currently outstanding 7.00% Convertible Subordinated Notes due July 15, 2006 (“old notes”). The exchange offer has been amended to increase the exchange fee to be received by holders who tender their old notes and do not withdraw them prior to consummation from $3.75 to $5.00 for each $1,000 of principal amount of old notes tendered. In addition, American Greetings has extended the expiration of the exchange offer until 12:00 midnight, New York City time on Thursday, May 25, 2006, unless otherwise terminated or further extended. The exchange offer was scheduled to expire at 5:00 p.m. New York City time on Friday, May 12, 2006.

As of May 12, 2006, $82.7 million in principal amount of the old notes had been tendered, representing approximately 47% of the total amount of old notes outstanding.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any of American Greetings’ common shares, the old notes or new notes.

CONTACT:

Stephen J. Smith

VP, Treasurer and Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

About American Greetings

American Greetings Corporation (NYSE: AM) - is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $1.9 billion. For more information on the Company, visit http://corporate.americangreetings.com.

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forwardlooking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	the timing and impact of the changes that the Company plans to make to its capital structure, including the ability to successfully (1) exchange the Company’s existing convertible subordinated notes for new convertible subordinated notes, (2) repurchase its 6.10% notes due 2028, or (3) raise additional financing on terms favorable to the Company by issuing senior notes;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the ability to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases;

•	retail bankruptcies, consolidations and acquisitions, including the possibility of resulting adverse changes to retail contract terms;

•	a weak retail environment;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	competitive terms of sale offered to customers;

•	successful implementation of supply chain improvements and achievement of projected cost savings from those improvements;

•	increases in the cost of material, energy and other production costs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	escalation in the cost of providing employee health care;

•	successful integration of acquisitions; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions and renewals thereof as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.